Portillo’s Adds Veteran Restaurant Leader Gene Lee to Board of Directors
Former CEO Brings a Wealth of Industry Operations Expertise

CHICAGO, June 16, 2025 – Portillo’s (NASDAQ: PTLO), the fast-casual restaurant concept known for its menu of Chicago-style favorites, today announced the appointment of Eugene I. Lee, Jr., a respected veteran of the restaurant industry and award-winning foodservice leader, to Portillo’s Board of Directors, effective immediately.

"Gene has dedicated his career to the restaurant industry,” said Mike Miles, Chairman of the Board of Portillo’s. “His rise from bussing tables to running the world's premier casual-dining company gives him an understanding of all facets of the business, from how to run a great shift to how to best position brands for growth in new markets. He has a passion for the people who work on the front lines and for delivering value to customers and shareholders. We are excited to have his experience and wisdom on the Portillo’s board."

Mr. Lee brings extensive leadership experience across the restaurant industry, from emerging, high-growth concepts to established, high-volume chains. He served as CEO at Darden Restaurants from 2015 to 2022 and as Chairman of the Darden Board from 2021 to 2023. Under his leadership, Darden’s revenues grew by more than $2 billion and its market capitalization nearly tripled to $20 billion. He led the company through periods of significant change, including the challenges of the Covid-19 pandemic, with a steadfast focus on team members and guests. Mr. Lee originally joined Darden in 2007 through the acquisition of RARE Hospitality International, and went on to hold several senior roles, including President and Chief Operating Officer, and President of Darden’s Specialty Restaurant Group. Prior to Darden, Mr. Lee held various leadership positions at RARE, including President and COO.

“I’m honored to join an iconic brand like Portillo’s—one that truly understands the heart of what makes restaurants great: craveable food, strong operations, and an unmatched guest experience," said Mr. Lee. "Portillo’s has tremendous potential for continued growth, and I’m excited to work with the leadership team and Board to help drive that growth and create lasting value for guests, team members, and shareholders alike."

In 2018, the International Foodservice Manufacturers Association awarded the prestigious Gold Plate Award for industry excellence to Mr. Lee. He previously received the People Report Workplace Legacy Award in recognition of his commitment to balancing people and performance throughout his career in foodservice.

Mr. Lee is a native of Massachusetts and earned an MBA from Suffolk University in Boston. He is currently the Independent Board Chair for Advance Auto Parts.

This appointment was made in alignment with the terms of Portillo’s previously announced cooperation agreement and is supported by Engaged Capital, LLC.

“Gene is one of the best operators in the restaurant industry and will be a tremendous asset in the Portillo’s boardroom in helping the company continue to execute its growth strategy and deliver strong unit economics,” said Glenn W. Welling, Founder and CIO of Engaged Capital.

About Portillo’s In 1963, Dick Portillo invested $1,100 to open the first Portillo's hot dog stand in Villa Park, Illinois, calling it "The Dog House." Today, Portillo's (NASDAQ: PTLO) has grown to more than 90 restaurants across 10 states and is beloved for its Chicago-style hot dogs, Italian beef sandwiches, char-grilled burgers, fresh salads, and famous chocolate cake.

Guests can join Portillo’s Perks, the brand’s loyalty program, at Portillos.com/perks to earn and redeem delicious rewards. Fans can also download the Portillo’s App for iOS or Android or visit Portillo’s website to order ahead for pickup or delivery and get the best dill on these bun-believably delicious Chicago-style favorites and more. Plus, Portillo’s ships its craveworthy food to all 50 states via Portillos.com.

Investor Contact:
Chris Brandon
Investors@portillos.com

Media Contact:
Sara Wirth
PortillosPR@icrinc.com